Exhibit 10

                      SURREY, INC. RECEIVES MAJOR PURCHASE
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                     COMMITMENT ORDER FROM BATH & BODY WORKS

       Leander, Texas, November 23, 1998--SURREY, Inc. (NASDAQ - SOAP) announced today that it has received a major purchase order commitment for its high-quality transparent glycerin and specialty soap products from Bath & Body Works, a wholly owned subsidiary of The Limited, Inc. (NYSE - LTD). Management values the purchase order commitment at approximately $6 million. This commitment would represent the largest single order received by the Company in its history. The letter of commitment calls for premium transparent bar soap in assorted colors and fragrances to be delivered to Bath & Body Works beginning in January 1999 and continuing throughout the new year. The purchase order commitment is a letter of intent and Bath & Body Works and Surrey are working toward a more formal agreement. Bath & Body Works is a major retailer of bathroom and bedroom accessories, and operates over 1100 stores nationwide.

       John van der Hagen, Surrey Chairman stated, "We are extremely pleased and gratified to receive such a sizeable letter of commitment, and from such a prestigious company as Bath & Body Works. This event is a further indication of Surrey's recognition as a quality and major manufacturer of high-grade soap products by the nation's leading retailers. Furthermore, the timing couldn't be better since our production capabilities have increased significantly with the completion of our manufacturing facility expansion. Except for the additional equipment needed to complete the Bath & Body Works purchase order commitment, we are now fully prepared to meet additional demand for our products, and therefore geared up for accelerated growth. Based on the purchase order commitment from Bath & Body Works, we look forward to fiscal 1999 with great expectations for our operations."

       Surrey, Inc. is a manufacturer of high-quality transparent glycerin and specialty soap products as well as a producer of a line of potpourri, a line of high-end scented candles and certain other personal care products.

       We have made statements in this press release regarding a large letter of commitment to purchase our products, our future operations, growth, and future results of operations. Such statements are forward-looking and therefore are subject to certain risks and uncertainties, including those discussed below. Forward-looking information regarding the letter of commitment and its effects will be affected by our ability to obtain the new equipment necessary to fulfill such order in a timely and cost effective manner, our ability to hire and train employees to fulfill such order and our ability to efficiently manufacture the products necessary to fulfill such order. We cannot assure you that Bath & Body Works will not cancel such letter of commitment. A failure to successfully complete the order may have a material adverse effect on the future results and operations of Surrey.